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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER  0-22907

                         WHITNEY AMERICAN CORPORATION
              (Exact name of registrant as specified in charter)


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
           DELAWARE                                                           54-1956957
(State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification Number)


      8150 Leesburg Pike, Suite 1200, Vienna, Virginia                          22182
         (Address of Principal Executive Offices)                            (Zip Code)


                                        (703) 893-0582
                    (Registrant's telephone number, including area code)

                                         Common Stock
                  (Title of each class of securities covered by this Form)

                                              None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or
                                          15(b) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            X            Rule 12h-3(b)(1)(i)            X
Rule 12g-4(a)(1)(ii)          ___           Rule 12h-3(b)(1)(ii)          ___
Rule 12g-4(a)(2)(i)           ___           Rule 12h-3(b)(2)(i)           ___
Rule 12g-4(a)(2)(ii)          ___           Rule 12h-3(b)(2)(ii)          ___
                                            Rule 15d-6                    ___


Approximate number of holders of record as of the certification or notice date: 180
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Pursuant to the requirements of the Securities Exchange Act of 1934, Whitney
American Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      March 9, 2001       By:  /s/  Juan J. Gutierrez
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                                    Juan J. Gutierrez, President and CEO